Strategic American Oil Corp. Provides Second Quarter Results and Operational Update

Houston, Texas - Mar 22, 2012 - Strategic American Oil Corporation (OTCBB: SGCA) has announced its fiscal second quarter financial and operational results. Strategic American Oil Corporation is an aggressive growth energy company currently producing oil and natural gas both onshore and offshore in the domestic United States in Texas, Louisiana, and Illinois.

Second Quarter Highlights Include:

  Revenue for the quarter was $1.84mm, an 18% increase from the first quarter.

  Assets are now $24.35mm and debt has been reduced to zero.

  Cash Flow from Operations was $816,805, as compared to ($83,710) in the previous quarter.

  Net loss of $0.29mm, as compared to a $4.2mm loss for the previous quarter.

Recent Developments

  Successfully drilled and now completing the ST9-12A #4 well in Trinity Bay, Texas.

  Through its partner, Core Minerals, Strategic recently began water injection (flooding) operations in its Illinois project where initial oil production and sales have already begun.

  Paid remaining balance on bank line-of-credit to reduce Company's debt to zero.

Looking Ahead

  Continue capital infrastructure improvements and updates in Galveston Bay to increase production, decrease down-time, and improve safety and efficiency.

  Evaluate results from initial pilot waterflood project in Illinois for full-scale development.

  Complete and begin production of ST9-12A #4 in Trinity Bay, Texas.

  Continue the drilling and recompletion program to increase daily production from existing wells.

  Continue generation and drilling of exploration prospects.

  Increase bank credit lines from $5 million to $15 million.

"Our goal of increasing cash flow has continually been achieved and sets the stage for our aggressive acquisition strategy. Now that we are debt free, in the midst of completing our new well in the bay, and looking to drill and recomplete further wells, we are excited about 2012 and what we can accomplish," said Jeremy G. Driver, President and Chief Executive Officer of Strategic American Oil Corporation.

About Strategic American Oil

Strategic American Oil Corporation (OTCBB: SGCA) is an aggressive growth oil and gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The

Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Investor Relations:
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Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.